CONSULTING AGREEMENT

This Agreement (the “Agreement”) is entered into as of 7th of April 2015 by and between Arc LifeStyle Group Inc. (“ARC”) and its subsidiaries, and Abraham Dominguez Cinta (the “Consultant”).

Whereas, ARC is in the business of lifestyle and specializes in Fashion, Food & Beverage and

Leisure;

Whereas, the Consultant is experienced in public markets listing, structuring and development and ARC wishes to retain his services.

Whereas, ARC desires to retain the Consultant to provide executive business advise to take advantage of the Consultant’s experience and to exploit commercial opportunities, and the Consultant is willing to provide such consulting services acting on behalf of ARC.

Now therefore, In consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1. Engagement; Consultant Relationship; Duties; Title. ARC hereby engages the Consultant, and the Consultant hereby agrees to render, consulting services to ARC in connection the management of the business. The Consultant shall devote a portion of his business time and efforts to the assessment of the accounting system of Arc. The Consultant shall use reasonable efforts in such endeavors. The Consultant shall also perform the services with a level of care, skill, and diligence that a prudent professional acting in a like capacity and familiar with such matters would use, and shall agree to abide by the rules of governance established by ARC’s board of directors.

Consultant shall provide services as an Advisor to the CEO of ARC or such other services for and on behalf of Arc, through one or more of its duly-authorized officers, may assign to Consultant from time to time, provided however, that Consultant will not be unreasonably assigned to any function that does not have comparable status, level of responsibilities and duties as the position initially assumed under this Agreement. Consultant shall perform such services and duties for ARC as are usually and customarily required of a person holding the position of Advisor to the CEO (or other position as assigned by ARC) in the industry in which ARC does business.

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Consultant shall promptly obey, comply with and be subject to all rules, regulations and orders that may from time to time be issued by ARC and that are in keeping with Consultant’s relation with ARC and such rules, regulations and orders shall have the same force and effect as though they were written into this Agreement at this time, including without limitation Buyer's code of business conduct & ethics policies, insider trading policies, and confidentiality requirements. The services to be performed by Consultant shall be principally rendered in China (“Consultant’s Principal Place of Business”), together with such business travel as may be necessary for Consultant to satisfactorily perform the duties required under this Agreement. Consultant shall report directly to the Board of Directors and/or President of ARC.

2. Term and Termination. The term of this Agreement shall begin on the date first signed and shall continue until the completion of one year (the ‘Termination Date’) unless terminated by either party as described herein (the “Term”). Prior to the Termination Date, ARC may terminate this agreement for cause (defined as immoral, unethical, or illegal behavior the Consultant) without prior notice. Should ARC terminate this agreement other than for cause, it shall provide the Consultant with 5 days’ notice.

Should the Consultant terminate this agreement other than due to a breach of this Agreement by ARC, Consultant shall forfeit any claims to compensation for transactions completed by ARC following the termination date, unless the fees earned were for work completed by the Consultant prior to the termination date. Should ARC terminate this agreement other than for a breach of this agreement, it shall provide ARC with 5 days’ notice.

3. Compensation. As initial compensation for services rendered by the Consultant under this Agreement, ARC shall issue the Consultant 250,000 shares of ARC’s common stock, upon the signing of this Agreement and a retainer equal to the estimated number of hours Consultant is to spend in the first 90 days of this Agreement, multiplied by the hourly rate specified in Appendix A (“Consulting Rate”). The 250,000 shares of common stock issued shall be newly issued restricted common shares. Upon completion of any of the business development initiatives such as are listed on Schedule A, ARC shall pay the Consultant an incentive fee based on an agreed percentage of the value of the successful implementation of the initiatives, as further stipulated on Schedule A, less any retainer fees paid.

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ARC Shall have exclusive right to nominate any incentive fee payments earned to be paid either in cash, or registered or restrictive shares of common stock of ARC at market price, or a mix thereof.

The Consultant will also be eligible to participate in ARC’s Incentive Stock Option Plan, as adopted by its Board of Directors, and Consultant shall be entitled to participate in a manner consistent with other consultants to ARC.

Unless otherwise required by law, all such compensation shall be payable without deduction for national or local income taxes, social security or any other amounts, which shall remain the responsibility of the Consultant.

4. Expenses. The Consultant shall pay for his own expenses unless otherwise agreed or required by ARC and pre-approved.

5. Independent Contractor. The Consultant is an independent contractor providing services to ARC. The Consultant is not an agent of ARC and shall have no right to bind ARC, except as expressly and duly authorized by affirmative action of the CEO or board of directors. ARC, as appropriate, will report all payments to be made hereunder on Forms 1099 (or their equivalent in a different country) as payments to the Consultant for independent contracting services. ARC shall not carry worker’s compensation insurance to cover the Consultant. ARC shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, or their equivalent in another country, nor provide any other contributions or benefits that might be expected in an employer-employee relationship.

6. No Assignment. Unless otherwise agreed with ARC, the Consultant shall not subcontract his duties or cause any other person or entity to perform his services. The Consultant shall therefore not voluntarily or by operation of law assign or otherwise transfer the obligations incurred on his part pursuant to the terms of this Agreement without the prior written consent of ARC. Any attempted assignment or transfer by Consultant of his obligations without such consent shall be voided.

7. Payment of Fees. Consultant may instruct ARC, in writing, to make payments earned under this Agreement to any other company or individual as full and absolute settlement of such fees so long as doing so conforms to appropriate statutes, including without limitation US or international tax law, the Patriot Act or other such legislation, and SEC regulations.

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8. Confidentiality, Non-Competition and Non-Circumvention. During the term of this Agreement and for a period of two (2) years after, ARC and Consultant agree that neither of them, nor any affiliate of them, directly or indirectly, or in any other capacity, will (i) in any manner influence any person who is an employee of the other Party to leave such service or hire any such person, (ii) contact or solicit any Person that is or at any time within the one year period immediately prior to the date of this Agreement was a customer of ARC or Consultant for the purpose of providing products, services or business competitive with that provided by the other PARTY, or provide any such products, services or business to any such Person, (iii) request or advise any suppliers, customers or accounts of the other Party to withdraw, curtail or cancel any business that is placed with the other Party, (iv) use or disclose, or cause to be used or disclosed, any secret, confidential or proprietary information of either Party, which is stipulated by either Party as confidential, regardless of the fact that ARC and/or Consultant or any ARC Affiliate may have participated in the development of that information, or (v) make any disparaging remarks about the other Party, their employees or officers, or their services, practices or conduct.

9. Contracts or Other Agreements with Current or Former Employer or Business. The Consultant hereby represents and warrants that he is not subject to any agreement with respect to which the Consultant’s engagement by ARC would be a breach.

10. Modification of Agreement. This Agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.

11. Notice. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted.

12. Waiver of Breach. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

13. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes any prior written or oral arrangements with respect to the Consultant’s engagement by ARC.

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14. Successors, Binding Agreement. Subject to the restrictions on assignment contained herein, this Agreement shall inure to the benefit of and be enforceable by ARC’s successors and assigns.

15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16. Survival of Obligations. The duties and obligations contained in Paragraphs 6, 12, 13, 15 and 17 shall survive the expiration or termination of this Agreement.

17. Multiple Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

18. Tax Withholding; Indemnification. By reason of Consultant’s relationship with ARC as an independent contractor, all sums required to be paid by ARC to Consultant shall be paid in full, without reduction for any withholding taxes, employers’ taxes, social security taxes, payments or contributions, and similar employer withholdings, deductions and payments. Consultant acknowledges and agrees that Consultant shall be solely responsible for making all such filings and payments and shall indemnify and hold harmless ARC for any liability, claim, expense or other cost incurred by ARC arising out of or related to the obligations of Consultant pursuant to this Paragraph 16.

19. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida.

20. Headings. The headings of the Paragraphs of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed, or cause their duly assigned agent to execute, this Agreement as of the date first set forth above.

For Arc LifeStyle Group, Inc.	Consultant

/s/ Carlos López Martínez	/s/ Abraham Dominguez Cinta
Carlos López Martínez, CEO	Abraham Dominguez Cinta

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Schedule A

Compensation for Business Development Initiatives of the Consultant

1. Sales of ARC Services or Products

Incentive Fee payable: For gross margin (sales less all direct costs of sales) received and paid to ARC for products or services sourced by the Consultant: 50% of the first $10,000 in any given month; plus 25% of the amount above $10,000, until $15,000 in cash compensation in any given month is achieved; and thereafter 10%.

2. New Contracts of business for services to be rendered by ARC

Incentive Fee payable: 2% of the first year value of the contract, based on gross revenues of any related business to ARC, as determined by ARC’s auditors. This amount shall be on top of the payments in #1 above.

3. Hiring of key executives introduced to ARC by the Consultant

Incentive Fee payable: $15,000 for any senior executive (director or vice president), and $5,000 for any other management employee hired by ARC, payable in cash or shares of ARC common stock.

4. Acquisition

Incentive Fee payable: Compensation in the form of common shares will be issued to the Consultant for any company or part of a company that ARC acquires that the Consultant sourced and introduced to ARC and which was subsequently acquired. For deals above $75 million, compensation shall be equivalent to 1% of the value of the transaction; 5% for deals under the value of $10 million and 3% for deals in between.

5. Consulting and Advising

An hourly fee of $120 (“Consulting Rate”) or pre-negotiated fixed fee will be paid for ARC approved activities to provide consulting and advisory services to ARC. Consultant must provide regular written status reports and invoices.

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